Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - NOVEMBER 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (29,009.786 units) at October 31, 2002           $ 31,948,112
Additions of 0.000 units on November 30, 2002                               0
Redemptions of (6,352.431) units on November 30, 2002              (6,916,209)
Offering Costs                                                        (23,763)
Net Income (Loss) - November 2002                                    (339,833)
                                                                 ------------

Net Asset Value (22,657.355 units) at November 30, 2002          $ 24,668,307
                                                                 ============

Net Asset Value per Unit at November 30, 2002                    $   1,088.75
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (228,335)
    Change in unrealized                                             (368,419)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              309,856
  Interest income                                                      34,608
                                                                 ------------

                                                                     (252,290)
                                                                 ------------

Expenses:
  Brokerage fee                                                        81,953
  Performance fee                                                           0
  Operating expenses                                                    5,590
                                                                 ------------

                                                                       87,543
                                                                 ------------

Net Income (Loss) - November 2002                                $   (339,833)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on November 30, 2002                    $   1,088.75

Net Asset Value per Unit on October 31, 2002                     $   1,101.29

Unit Value Monthly Gain (Loss) %                                       (1.14)%

Fund 2002 calendar YTD Gain (Loss) %                                   11.82 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit



Dear Investor,

In the last two months, U.S. equities prices rose at a faster pace than at any time since 1997. Over this same period, Campbell & Company played good defense against a reversal of the major trends that were profitable for us this year, leaving year-to-date gains in double digits. Performance for November was marginally negative, with gains in currencies offset by losses in interest rates, stock indices and energy.

The S&P and Dow both added almost 6% in November, while the NASDAQ gained over 11%. Most of these gains occurred after the Fed lowered interest rates by a surprising 50 basis points, which is expected to encourage consumer confidence and capital spending. Jobless claims also fell during November.

While we welcome any indications of sustained recovery, economic indicators remain mixed, with record bankruptcies, weak business spending, downward earnings revisions, record consumer debt, and the impact on consumer spending of a shortened holiday season. Continuing fears about domestic security and war in the Middle East add to the prospect of continued uncertainty and potentially volatile markets.

In the meantime, we extend our very best wishes for a peaceful and enjoyable holiday season.

Sincerely,
Bruce Cleland
President & CEO

Note: Effective January 1, 2003, Campbell & Company will change the allocation of the Trust's assets from its Global Diversified Large Portfolio to its Financial, Metal and Energy Large Portfolio, as such is described in the Trust's prospectus.